Exhibit 99.1

FOR IMMEDIATE RELEASE

VEREIT, Inc. Announces $200 Million Share Repurchase Program

Phoenix, AZ, May 15, 2017 -- VEREIT, Inc. (NYSE: VER) (“VEREIT” or the “Company”) announced today that the Company’s Board of Directors has authorized the repurchase of up to $200 million of shares of its outstanding common stock over the next 12 months as market conditions warrant. Repurchases may be made through open market purchases, privately negotiated transactions, structured or derivative transactions, including accelerated stock repurchase transactions, or other methods of acquiring shares, or pursuant to Rule 10b5-1, from time to time as permitted by securities laws and other legal requirements.

About the Company
VEREIT is a leading, full-service real estate operating company with investment management capability. VEREIT owns and actively manages a diversified portfolio of retail, restaurant, office and industrial real estate assets with a total asset book value of $15.4 billion including approximately 4,100 properties and 93.0 million square feet, located in 49 states, as well as Puerto Rico and Canada. Additionally, VEREIT manages $7.5 billion of gross real estate investments on behalf of the Cole Capital® non-listed REITs. VEREIT is a publicly traded Maryland corporation listed on the New York Stock Exchange. Additional information about VEREIT can be found on its website at www.VEREIT.com and through social media platforms such as Twitter and LinkedIn.

Forward-Looking Information
Information set forth in this press release contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the expectations of the Company, including, but not limited to, statements regarding the Company’s share repurchase program. The forward-looking statements involve a number of assumptions, risks, uncertainties and other factors, which may be difficult to predict and beyond the control of the Company, which could cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Media Contacts
Parke Chapman
Rubenstein Associates
212.843.8489 | pchapman@rubenstein.com

John Bacon, Senior Vice President, Corporate Communications
VEREIT
60.778.6057 | JBacon@VEREIT.com

Investor Contact
Bonni Rosen, Director, Investor Relations
VEREIT
877.405.2653 | BRosen@VEREIT.com